                                                                   Exhibit 10.8





                       ALLEGHENY TECHNOLOGIES INCORPORATED
                            BENEFIT RESTORATION PLAN

                                     PURPOSE

                  The purpose of the Allegheny Technologies Incorporated Benefit Restoration Plan is to provide certain corporate employees of Allegheny Technologies Incorporated and salaried employees of its wholly owned subsidiary, Allegheny Ludlum Corporation ("Allegheny Ludlum"), who participate in the RSP (as defined below) with benefits and retirement income equal to that which they would have received (i) but for the limitations imposed on plans which are qualified within the meaning of Section 401(a) of the Code by Sections 401(a)(17), 401(k), 401(m), 402(g) or 415 of the Internal Revenue Code of 1986,
as amended, and (ii) but for participation in the Allegheny Technologies Incorporated Executive Deferred Compensation Plan (the "Executive Deferred Compensation Plan"), by supplementing, on an unfunded basis, amounts payable under such qualified plans with amounts paid under this Plan.

                  Allegheny Ludlum sponsored this Benefit Restoration Plan for several years with regard to its defined benefit plan and such arrangements are set forth herein as the Defined Benefit Portion. However, in 1989, due to changes in Allegheny Ludlum's benefit focus and, in light of the effects of then recent federal legislation, Allegheny Ludlum amended this Plan by adding the Defined Contribution Portion effective January 1, 1989.

                  In connection with the business combination between the Allegheny Ludlum and Teledyne, Inc. to form Allegheny Technologies Incorporated, formerly known as Allegheny Teledyne Incorporated ("Allegheny Technologies"), certain employees of Allegheny Ludlum and Teledyne, Inc. were transferred to a payroll of Allegheny Technologies to perform various management and corporate staff functions. All former employees of Teledyne, Inc. who transferred to Allegheny Technologies' payroll began to participate in the RSP and former Teledyne, Inc. employees ceased to accrue benefits under any defined benefit plan. Such transferred employees were made participants in this Plan effective upon the business combination.

                  In addition, effective January 1, 1999, employees covered by this Plan were included in a group of employees permitted to participate in the Allegheny Technologies Incorporated Executive Deferred Compensation Plan under which eligible employees may defer all or any portion (subject to certain income and payroll tax limitations) of their compensation. Accordingly, effective January 1, 1999 this Plan was amended to restore to employees making deferrals under the Executive Deferred Compensation Plan amounts lost and/or foregone as RSP contributions.

                             ARTICLE I. DEFINITIONS

                  1.01 "Administrator" shall mean the person or committee appointed by the Board for such purpose under Article VI.

                  1.02 "ALPS" shall mean the Allegheny Ludlum Planned Savings Plan and, except as otherwise noted to the contrary, the S and S Plan (in each case predecessor plans to the RSP) as in effect prior to the merger of the ALPS and the Allegheny Ludlum Corporation Retirement Security Plan.

                  1.03 "Code" shall mean the Internal Revenue Code of 1986, as the same shall be amended from time to time.

                  1.04 "Corporation" shall mean Allegheny Technologies Incorporated.

                  1.05 "DCP" shall mean the Allegheny Technologies Executive Deferred Compensation Plan.

                  1.06 "Defined Contribution Portion" shall mean that portion of this Plan which relates to the restoration of aggregate benefits under the RSP or, for events prior to the merger of the ALPS and RSP, ALPS or an S and S Plan.

                  1.07 "Employee" shall mean any employee of the Corporation and employees of Allegheny Ludlum Corporation and employees of Teledyne, Inc. assigned to the corporate offices of Allegheny Technologies Incorporated.

                  1.08 "Limitations" shall mean any limitation, with respect to a qualified plan, within the meaning of Section 401(a) of the Code, on the amount of contributions or the accrual or payment of benefits to or on behalf of a Participant as imposed under Section 401(a)(17), Section 401(k), Section 401(m), Section 402(g), Section 415 and/or under any other Section of the Code hereinafter adopted which shall be the successor of any of them or have the effect of any of them.

                  1.09 "Matching Contributions" shall mean the contributions made by the Corporation under the Savings Portion (or its predecessor, ALPS) based on a percentage of deferrals made by a Participant.

                  1.10 "Participant" shall mean any Employee who meets the conditions for participation set forth in Article III.

                  1.11 "Pension Plan" shall mean the Allegheny Ludlum Corporation Salaried Pension Plan and, from and after December 31, 1996, that portion of the Allegheny Technologies Incorporated Pension Plan commonly referred to as the Allegheny Ludlum Corporation Salaried Pension Plan.

                  1.12 "Plan" shall mean this Allegheny Technologies Incorporated Benefit Restoration Plan, formerly known as the Allegheny Ludlum Corporation Benefit Restoration Plan.

                  1.13 "Plans" shall mean, collectively, the applicable of ALPS, an S and S Plan, the Pension Plan or the RSP.

                  1.14 "RSP" shall mean the Allegheny Technologies Incorporated Retirement Savings Plan (including in such reference the Retirement Portion and the Savings Portion).

                  1.15 "Retirement Portion" shall mean the portion of the RSP under which the Corporation (or an affiliate which employs an Employee) makes contributions to the Account of a Participant determined by multiplying the amount of compensation earned by the rate of corporate contributions then in effect and, for events prior to the merger of the ALPS and the Allegheny Ludlum Retirement Savings Plan, the Allegheny Ludlum Retirement Security Plan.

                  1.16 "S and S Plan" shall mean the applicable, if any, of the Savings and Security Plan of the Special Materials Division or of the Tubular Products Division.

                  1.17 "Savings Portion" shall mean the portion of the RSP under which a Participant may defer compensation and the Corporation (or an affiliate which employs the Employee) makes contributions based on a percentage of the amount deferred by the Participant, and for events prior to the merger of the ALPS and the Allegheny Ludlum Corporation Retirement Security Plan, the ALPS.

                           ARTICLE II. EFFECTIVE DATE

                  2.01 Effective Date. The Effective Date of this Plan with respect to the Defined Benefit Portion is January 1, 1986 and with respect to the Defined Contribution Portion (i) as it relates to the RSP and/or to the Savings and Security Plan of the Tubular Products Division, is January 1, 1989;
(ii) as it relates to all other plans of Allegheny Ludlum Corporation, is January 1, 1990; (iii) with regard to corporate employees of Allegheny Technologies Incorporated (then known as Allegheny Teledyne), August 15, 1996; and (iv) with regard to deferrals under the Allegheny Technologies Incorporated Executive Deferred Compensation Plan (then Allegheny Teledyne), January 1, 1999.

                           ARTICLE III. PARTICIPATION

                  3.01 Group Eligible to Participate. Prior to January 1, 1998, participation was limited to that group of highly compensated Employees who were eligible to participate and were designated as participants in the Allegheny Ludlum Corporation Additional Compensation Plan (or a successor plan as in effect from time to time). Since January 1, 1998, participation is limited to that group of highly compensated Employees eligible to participate in the Annual Incentive Program (or a successor plan as in effect from time to time) comparable to the Annual Incentive Plan or its successor.

                  3.02 Contributions by Participants. Participants shall not be permitted to make contributions in any form to this Plan.

                       ARTICLE IV. DEFINED BENEFIT PORTION

                  4.01 Restoration of Pension Plan Benefits. In respect of each Participant who participates or participated in the Pension Plan, the Corporation agrees to pay to the Participant, without requirement for Participant contribution upon his retirement, a retirement benefit equal to the difference between (a) and (b):

                  (a) the maximum life annuity to which the participant would be entitled under the Pension Plan upon his or her retirement without regard to the Limitations; less

                  (b) the life annuity which is actually paid to the participant under the Pension Plan after giving effect to the Limitations.

                  4.02 Elections and Calculations. Any election made by a Participant pursuant to the Pension Plan relating to his benefit thereunder shall be deemed an election hereunder and the Participant shall be deemed to have made the same election hereunder without requirement of additional elections. All calculations pursuant to the Defined Benefit Portion shall be consistent with those used in determining benefits under the Pension Plan, including, but not limited to, calculation of actuarial equivalents for optional forms of benefits and reductions for early payment.

                  4.03 Reports. The Corporation may, but shall not be required to, send reports from time to time to each Participant regarding the amounts to which he is entitled under this Plan.

                  4.04 Payment of Restored Defined Benefit Portion Benefits. When a Participant retires within the meaning of the Pension Plan or dies, the Corporation shall pay to the Participant or his or her beneficiary, as the case may be, the amounts determined under this Article IV in the same manner, at the same times and frequencies and subject to the same terms and conditions (except as set forth herein) which the Participant's benefits are paid under the Pension Plan.

                  4.05 Special Calculation of Grandfathered Amount under Pension Plan. In calculating the amount restored under the Defined Benefit Portion for a Participant who meets the grandfather provisions under the Pension Plan as of December 31, 1988, the Administrator of the Plan shall calculate the amount set forth in Section 4.01(a) using the formula in effect at any time on or after January 1, 1986 which produces the greatest benefit without regard to any Limitations.

                     ARTICLE V. DEFINED CONTRIBUTION PORTION

                  5.01 Restoration of Savings Portion. The applicable, if any, of the following amounts shall be credited to a Participant's Defined Contribution Portion in addition to amounts under Section 5.02:

                  (a) Restoration of Deferrals for Effect of Limitations. For each calendar year beginning on or after January 1, 1990, in the event a Participant is deferring or contributing the maximum amount then permitted under the Limitations and such contributed amount is less than the amount which could be deferred or contributed by the Participant as Basic Savings under the Savings Portion without regard to the Limitations, the Participant's Defined Contribution Portion shall be credited with an amount equal to the difference between (i) the amount which would have been contributed as a Corporation matching contribution under the Savings Portion of the RSP if the Participant was permitted to contribute 100% of Basic Savings without regard to the Limitations and (ii) the amount actually contributed on the Participant's behalf as matching contributions under ALPS or the Savings portion of the RSP.

                  (b) Restoration of Matching Contributions for Participation in the DCP. For each calendar year beginning on or after January 1, 1999, a Participant's Defined Contribution Portion shall be credited with an amount equal to the amount of Matching Contributions the Participant would have received under the Savings Portion if his or her deferrals, if any, under the DCP were compensation for purposes of the Savings Portion and the Participant was permitted to contribute 100% of Basic Savings with respect to deferrals under the DCP without regard to the Limitations.

                  5.02 Restoration of Retirement Portion of the RSP. The applicable, if any, of the following amounts shall be credited to a Participant's Defined Contribution Portion in addition to amounts under Section 5.01:

                  (a) Restoration of Corporation Contributions for Effect of the Limitations. For each calendar year beginning on or after January 1, 1989, a Participant's Defined Contribution Portion shall be credited with the amount equal to the difference, if any, between (i) the amount which would have been allocated to his or her account under the Retirement Portion (at the rate of Corporation contributions to the Retirement Portion then in effect) without regard to the Limitations and (ii) the amount actually allocated to his or her Account under the Retirement Portion.

                  (b) Restoration of Corporation Contributions for Deferrals under the DCP. For each calendar year beginning on or after January 1, 1999, a Participant's Defined Contribution Portion shall be credited with an amount equal to the difference, if any, between (i) the amount which would have been allocated to his or her Account under the Retirement Portion (at the rate of Corporation contributions to the Retirement Portion then in effect) if the Participant's deferrals under the DCP, if any, were compensation for purposes of the Retirement Portion and (ii) the amount actually allocated to his or her Account under the Retirement Portion, provided, however, compensation amounts taken into account under Section 5.02(a) shall not be taken into account a second time under this Section 5.02(b).

                  5.03 Earnings. Balances in Participant's Defined Contribution Portion shall be credited with earnings as of the last day of each calendar year at the rate then in effect under the Fixed Income Fund under the RSP.

                  5.04 Accounting. The Administrator shall establish on its records, for bookkeeping purposes, an account for each Participant receiving credits under this Deferred Contribution Portion to record the amount credited as contributions under Section 5.01 and/or 5.02 and earnings, if any, pursuant to Section 5.03. The Administrator shall post any contributions to such bookkeeping account within thirty (30) days of the date a contribution would have been made to the appropriate of the Plans under this Article V. The Administrator shall respond to any inquiry of any Participant concerning the status of his account within thirty (30) days of receipt thereof.

                  5.05 No Withdrawals or Loans. No withdrawals of or loans against any balance under the Plan may be made at any time by a Participant.

                  5.06 Payment of Restored Defined Contribution Portion Benefit.

                  (a) Death. In the event of a Participant's death, his then balance in his or her Defined Contribution Portion (including any Corporation contributions for such calendar year pursuant to Section 5.01 and/or Section 5.02, whether or not then actually made, net of withholding of applicable federal, state and local taxes) shall be distributed in a single cash payment to his beneficiary designated pursuant to the ALPS Plan or RSP, as applicable, as soon as administratively feasible after the Administrator receives notice of such death.

                  (b) Disability, Retirement or Other Severance from Service. In the event of the Participant's Disability, Retirement or other severance from service, his then balance in his or her Defined Contribution Portion (including Corporation contributions for such calendar year pursuant to Section 5.01 and/or
Section 5.02, whether or not then actually made, net of withholding or applicable federal, state and local income tax) shall be distributed in a single cash payment to him as soon as administratively feasible after the Administrator receives notice of such event; provided, however, with the consent of the Administrator, the Participant may elect to receive such amount at a later time and/or in a different form of payment.

                           ARTICLE VI. ADMINISTRATION

                  6.01 Administration. The Plan shall be administered by the Administrator appointed for such purpose by the Board who shall have the power and duty to interpret the Plan and to make such rules and regulations as the Administrator, in its discretion, shall deem appropriate. The Administrator may retain such experts, consultants, or advisors as it, in its discretion deems necessary or appropriate to the administration of the Plan and/or may delegate to Allegheny Technologies Incorporated or to employees of Allegheny Technologies Incorporated such duties as it may deem necessary or appropriate. Any determination of the Administrator shall be final, conclusive and binding for all parties.

                     ARTICLE VII. AMENDMENT AND TERMINATION

                  7.01 Amendment and Termination. Allegheny Technologies Incorporated shall have the right to amend or terminate this Plan at any time; provided that no amendment shall be made which would have the effect of decreasing the amount payable to any Participants hereunder.

                            ARTICLE VIII. ASSIGNMENT

                  8.01 Assignment. No benefit or other right under or created by this Plan shall be assignable by any Participant or the Participant's beneficiary by pledge or otherwise. Any attempt to assign, pledge or otherwise dispose of or anticipate benefits under this Plan shall be void.

                          ARTICLE IX. BENEFITS UNFUNDED

                  9.01. Benefits Unfunded. The benefits provided under this Plan shall be unfunded. All payments of benefits hereunder shall be made by the Corporation from general assets and the Corporation will not be obligated to establish any special or separate fund or make other segregation of assets to assure the payment of any benefits hereunder. In the event the Corporation establishes any fund or segregation, no party who is or becomes entitled to receive amounts hereunder shall have any right to assert any claim, levy or lien thereon or assert any right thereto unless such right is specifically set forth in writing. The rights of any party to receive payments of any benefits hereunder shall be no greater than the rights of an unsecured creditor of the Corporation.

                            ARTICLE X. MISCELLANEOUS

                  10.01 Applicable Law. This Plan shall be governed by, and construed in accordance with, the law of the Commonwealth of Pennsylvania, except with regard to its principles of conflicts of laws or to the extent that the law of the Commonwealth of Pennsylvania shall have been specifically preempted by federal law.

                  10.02 Incapacity of Recipient of Benefits. If any person entitled to receive benefits hereunder shall be physically or mentally incapable of receiving or acknowledging receipt of any payment of benefits, the Corporation, upon the receipt of satisfactory evidence that such incapacitated person is so incapacitated and that another person or institution is maintaining him or her and that no guardian or committee has been appointed for him or her, may provide for such payment of benefits hereunder to such person or institution maintaining him or her, and such payments so made shall be deemed for every purpose to have been made to such incapacitated person.

                  10.03 Liability of Officers and Directors of the Corporation. No past, present or future officer or director of the Corporation shall be personally liable to any Participant, beneficiary or other person under any provision of this Plan.

                  10.04 Assets Owned by the Corporation. Nothing contained herein shall be deemed to give any Participant or his beneficiary any interest in any specific property of the Corporation or any right except to receive such distributions as are expressly provided for in this Plan.

                  10.05 Withholding. The payment of any benefits under this Plan shall be net of any federal, state and local taxes which the Corporation is required to withhold.

                  10.06 Meaning of Certain Words. As used herein any gender shall include all other genders and the singular shall include the plural and the plural shall include the singular in all cases where such meaning would be appropriate. The terms "herein", "hereto", "hereunder", and the like shall be deemed to refer to this Plan as a whole and not to any particular paragraph or other subdivision of this Plan.